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EXHIBIT 23.2 CONSENT OF AUDITORS

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        We have issued our report dated January 31, 2003 (except Note 9 and Note 17 for which the date is March 31, 2003) on the consolidated balance sheets of Centiv, Inc. and subsidiaries as of December 31, 2001 and December 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years ended December 31, 2002, included in the Annual Report of the Company on Form 10-K for the year ended December 31, 2002, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference or our report in this Registration Statement on Form S-8 and to use of our name as it appears in the "Experts" section.

/s/ Grant Thornton LLP
Grant Thornton LLP
Chicago, Illinois
February 5, 2004

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  EXHIBIT 23.2 CONSENT OF AUDITORS